Exhibit 16.1

São Paulo Corporate Towers Av. Presidente Juscelino Kubitschek, 1.909 Vila Nova Conceição 04543-011—São Paulo – SP—Brasil Tel:+55 11 2573-3000 ey.com.br

May 5th, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen

We have read the Form 6-K dated May 5, 2020, of PagSeguro Digital Ltd. We agree with the statements contained therein in relation to Ernst & Young Auditores Independentes S.S. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young Auditores Independentes S.S.

Uma empresa-membro da Ernst & Young Global Limited